EXHIBIT 21

SUBSIDIARIES OF RYERSON INC.

The subsidiaries of Ryerson Inc. (other than certain subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary), three of which are incorporated in the State of Delaware, as noted below, and each of which is wholly owned by Ryerson Inc., are as follows as of December 31, 2006:

Joseph T. Ryerson & Son, Inc.

(a Delaware corporation)

Ryerson Americas, Inc. f/k/a Ryerson Tull International, Inc.

(a Delaware corporation)

Ryerson Procurement Corporation f/k/a Ryerson Tull Procurement Corporation

(a Delaware corporation)

Integris Metals, Ltd.*

(a Canadian corporation)

* merged with Ryerson Canada, Inc. effective January 1, 2007